UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2021

ANIXA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37492	11-2622630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3150 Almaden Expressway, Suite 250 San Jose, CA	95118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 708-9808

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ANIX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

Reference is made to that certain exclusive license agreement, entered into on November 30, 2020 (the “License Agreement”), between Anixa Biosciences, Inc. (the “Company”) and The Cleveland Clinic Foundation, a nonprofit Ohio corporation (“CCF”), pursuant to which the Company was granted (i) an exclusive worldwide license to certain patents and patent applications (the “Licensed Patents”) pertaining to the use of vaccines for the therapeutic treatment or prevention of ovarian cancer and other types of cancers which express the anti-mullerian hormone receptor 2 protein, including an anti-mullerian hormone receptor 2 protein containing an extracellular domain (the “Fields”) and (ii) a non-exclusive worldwide license to use certain know-how related to the Licensed Patents that was not previously known by the Company to make, have made, use, offer to sell, sell and import Licensed Products (as defined in the License Agreement) in the Fields.

On January 26, 2021, the Company entered into a joint development and option agreement (the “Agreement”) with CCF pursuant to which the parties agreed on the terms and conditions under which the parties will collaborate in efforts to develop vaccines for the prevention or treatment of ovarian cancer and other cancers in the Fields. In consideration of its Agreement, the Company will pay CCF a non-refundable, option fee. The Company will also provide development funding in two tranches, the first payment will be paid within fifteen calendar days of the effective date of the Agreement and the second payment will be paid on January 31, 2022. All costs, fees and/or expenses incurred in connection with the Agreement will be paid by the party incurring such costs, fees and/or expenses.

The Agreement is effective as of January 26, 2021 and will remain in effect, unless earlier terminated, upon the later of (i) twenty four months after the effective date and (ii) completion by CCF of its activities under the Work Plan (as defined in the Agreement). The Company may terminate the Agreement at any time for any reason by giving written notice to CCF at least sixty (60) days before such termination becomes effective. CCF may terminate the Agreement if circumstances beyond its control preclude continuation of the Project (as defined in the Agreement) by giving written notice to Company at least thirty (30) days before such termination becomes effective. Under certain circumstances, upon termination of the Agreement by the Company, CCF will be reimbursed by the Company for all costs and non-cancelable commitments incurred by CCF in the performance of the Project for which Company has committed to fund.

Inventions made using the Licensed Patents will be owned exclusively by the party that made the invention, provided that Joint Inventions (as defined in the Agreement) will be owned jointly. Pursuant to the Agreement, CCF has also agreed to grant the Company an exclusive option to obtain an exclusive, royalty-bearing, worldwide license, with the right to sublicense, subject to the terms and conditions of the License Agreement, any Patent Rights (as defined in the Agreement) relating to a CCF Invention (as defined in the Agreement) or Joint Invention. The Agreement provides for the procedure and terms of the exercise of the option.

The Company has agreed to indemnify CCF in connection with the Agreement and has also agreed to maintain certain insurance.

The Agreement contains typical representations, warranties and covenants. Pursuant to the Agreement, CCF retains the right to practice and use such Licensed Patents and the subject matter described and/or claimed therein, and to permit others at academic, government, and not-for-profit institutions to practice and use such Licensed Patents and the subject matter described and/or claimed therein, for its and their own research (including without limitation, pre-clinical, non-clinical and clinical research), testing, educational, internal or patient-care purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2021

ANIXA BIOSCIENCES, INC.

By:	/s/ Amit Kumar
Name:	Dr. Amit Kumar
Title:	President and Chief Executive Officer